U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25

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       NOTIFICATION OF LATE FILING                 SEC FILE NUMBER
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                                                     CUSIP NUMBER
                                                     597880 10 3
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            (CHECK ONE): [X] Form 10-K and Form 10-KSB [_] Form 20-F
                     [_] Form 10-Q and 10-QSB [_] Form N-SAR

         For Period Ended:  December 31, 2006
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          [X] Transition Report on Form 10-K

          [ ] Transition Report on Form 20-F

          [_] Transition Report on Form 11-K

          [_] Transition Report on Form 10-Q [ ]

          [_] Transition Report on Form N-SAR

          For the Transition Period Ended:
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  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE. Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I--REGISTRANT INFORMATION

Full Name of Registrant:            Midnight Holdings Group, Inc.

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Former Name if Applicable
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Address of Principal Executive Office            22600 Hall Road, Suite #205
  (Street and Number)
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City, State and Zip Code                         Clinton Township, MI 40036


PART II--RULES 12B-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort and expense and the Registrant seeks relief pursuant to Rule 12b-5(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; [X]

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date [X]; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable. [ ]

PART III--NARRATIVE

State below, in reasonable detail, the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets, if needed)

The compilation, dissemination and review of the information required to be presented in the Form 10-KSB for the relevant fiscal year has imposed time constraints that have rendered timely filing of the Form 10-KSB impracticable without unreasonable effort and expense to the Registrant. The Registrant undertakes the responsibility to file such annual report no later than fifteen days after its original due date.

PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Nicholas Cocco                     (586) 468-8741
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(Name)                             (Area Code) (Telephone Number)

(2) Have all other periodic reports under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                [X] Yes [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                [_] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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                          MIDNIGHT HOLDINGS GROUP, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    April 2, 2007                By:/s/ Nicholas Cocco
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                                             Name: Nicholas Cocco
                                             Title:  Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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